Media Contact: Gary Mickelson, 479-290-6111
Investor Contact: Jon Kathol, 479-290-4235

TYSON POSTS RECORD SECOND QUARTER;
SALES EXCEED $9.0 BILLION
AS EARNINGS INCREASE 58% TO $0.60

Springdale, Arkansas – May 5, 2014 – Tyson Foods, Inc. (NYSE: TSN), today reported the following results:

(in millions, except per share data)	Second Quarter		Six Months
	2014	2013	2014	2013
Sales	$9,032	$8,383	$17,793	$16,749
Operating Income	361	236	773	540

Income from Continuing Operations	210	168	462	340
Loss from Discontinued Operation, Net of Tax	—	(62)	—	(66)
Net Income	210	106	462	274
Less: Net Income (Loss) Attributable to Noncontrolling Interests	(3)	11	(5)	6
Net Income Attributable to Tyson	$213	$95	$467	$268

Net Income Per Share from Continuing Operations Attributable to Tyson	$0.60	$0.43	$1.32	$0.92
Adjusted[1] Net Income Per Share from Continuing Operations Attributable to Tyson	$0.60	$0.38	$1.32	$0.87

Net Income Per Share Attributable to Tyson	$0.60	$0.26	$1.32	$0.74
Adjusted[1] Net Income Per Share Attributable to Tyson	$0.60	$0.36	$1.32	$0.84

1 Adjusted EPS is explained and reconciled to comparable GAAP measure at the end of this release.
Second Quarter Highlights

•	EPS up 58% to $0.60 compared to adjusted EPS from continuing operations of $0.38 in second quarter of prior year

•	Quarterly sales surpass the $9.0 billion mark for the first time; increase of 7.7% over second quarter of prior year

•	Operating income increased 53% to $361 million

•	Overall operating margin was 4.0%

◦	Chicken segment operating income of $234 million

▪	8.2% operating margin

◦	Pork segment operating income of $107 million

▪	7.2% operating margin

•	Repurchased 2.5 million shares for $100 million

“We had a record second quarter, which is a testament to our great team and our balanced multi-protein, multi-channel, multi-national business model,” said Donnie Smith, Tyson Foods’ president and chief executive officer. “Our second quarter is usually our most challenging. We had a lot to overcome, including a harsher than normal winter, but I’m satisfied with the results. I’m still confident in my expectations for the year that we will achieve our goal of 6-8% sales growth in value-added products while generating at least $2.78 earnings per share.
“We’re pleased with the performance of our Chicken segment as sales volume grew on strong demand. Our Beef and Pork segments did a great job of managing tight supplies and maintaining margins through record high input costs. In our Prepared Foods segment in the second quarter, we integrated recent acquisitions, invested in marketing and advertising and had several new successful product launches. While these efforts take time to bear fruit, we believe Prepared Foods presents one of the best opportunities for earnings growth in the future.
“The International segment is another area where we think some short-term sacrifices are worth the long-term earnings potential. We’ve chosen to slow down our growth this year, primarily due to weak demand in China. We are committed to our China operations, and we believe we now have the right pace for developing that business as we wait for demand to return. We think it will get sequentially better from here, and we like the long-term opportunity.”

Segment Performance Review (in millions)

Sales
(for the second quarter and six months ended March 29, 2014, and March 30, 2013)
	Second Quarter				Six Months
			Volume	Avg. Price			Volume	Avg. Price
	2014	2013	Change	Change	2014	2013	Change	Change
Chicken	$2,842	$2,733	4.3%	(0.3)%	$5,498	$5,328	3.4%	(0.2)%
Beef	3,825	3,447	(1.8)%	13.0%	7,559	6,932	1.1%	7.9%
Pork	1,487	1,311	0.7%	12.5%	2,911	2,674	(0.7)%	9.6%
Prepared Foods	861	803	8.1%	(0.9)%	1,768	1,644	5.7%	1.7%
International	328	331	13.8%	(12.9)%	655	658	12.4%	(11.4)%
Other	—	27	n/a	n/a	—	47	n/a	n/a
Intersegment Sales	(311)	(269)	n/a	n/a	(598)	(534)	n/a	n/a
Total	$9,032	$8,383	2.8%	5.2%	$17,793	$16,749	2.6%	3.8%

Operating Income (Loss)
(for the second quarter and six months ended March 29, 2014, and March 30, 2013)
	Second Quarter				Six Months
			Operating Margin				Operating Margin
	2014	2013	2014	2013	2014	2013	2014	2013
Chicken	$234	$143	8.2%	5.2%	$487	$256	8.9%	4.8%
Beef	35	(26)	0.9%	(0.8)%	93	20	1.2%	0.3%
Pork	107	72	7.2%	5.5%	228	197	7.8%	7.4%
Prepared Foods	21	28	2.4%	3.5%	37	61	2.1%	3.7%
International	(30)	(3)	(9.1)%	(0.9)%	(58)	(5)	(8.9)%	(0.8)%
Other	(6)	22	n/a	n/a	(14)	11	n/a	n/a
Total	$361	$236	4.0%	2.8%	$773	$540	4.3%	3.2%
Note: During the second quarter of fiscal 2014, we began reporting our International operation as a separate segment, which was previously included in our Chicken segment. The International segment includes our foreign operations related to raising and processing live chickens in Brazil, China, India and Mexico. Additionally, the second quarter and six months of fiscal 2013 reflect a discontinued operation which was previously reported in our Chicken segment. All periods presented have been reclassified to reflect these changes.

•
Chicken - Sales volumes grew due to stronger demand for chicken products and mix of rendered product sales. The slight decrease in average sales price was primarily due to lower feed ingredient costs, partially offset by mix changes. Operating income was positively impacted by increased sales volume, operational improvements and lower feed ingredient costs, partially offset by decreased average sales price. Feed costs decreased $175 million and $340 million for the second quarter and six months of fiscal 2014, respectively.

•
Beef - Sales volumes decreased for the second quarter of fiscal 2014 due to a reduction in live cattle processed as a result of reduced export sales. However, sales volumes increased for the six months of fiscal 2014 due to better demand for our beef products. Average sales price increased due to lower domestic availability of fed cattle supplies, which drove up livestock costs. Operating income increased due to improved operational execution and maximizing our revenues relative to the rising live cattle markets, partially offset by increased operating costs.

•
Pork - Sales volumes increased for the second quarter of fiscal 2014 as a result of better domestic demand for our pork products. However, sales volumes decreased for the six months of fiscal 2014 as a result of reduced export sales during our first quarter of fiscal 2014. Average sales price increased primarily due to mix changes and lower total hog supplies, which resulted in higher input costs. Operating income increased due to maximizing our revenues relative to live hog markets, partially attributable to operational and mix performance.

•
Prepared Foods - Sales volumes increased as a result of improved demand for our prepared foods products and incremental volumes from the purchase of three businesses. Average sales price decreased slightly for the second quarter of fiscal 2014 due to mix changes. However, average sales price increased for the six months of fiscal 2014 due to better product mix and price increases associated with higher input costs. Operating income decreased, despite increases in sales volumes, as a result of higher raw material and other input costs of approximately $25 million and $65 million for the second quarter and six months of fiscal 2014, respectively, and additional costs incurred as we invested in our growth platforms. Because many of our sales contracts are formula based or shorter-term in nature, we are typically able to offset rising input costs through pricing. However, there is a lag time for price increases to take effect.

•
International - Sales volumes increased as we continue to grow our businesses in Brazil and China. Average sales price decreased due to poor export market conditions in Brazil, supply imbalances associated with weak demand in China and a less favorable pricing environment in Mexico. Operating income decreased due to poor operational execution in Brazil, challenging market conditions in Brazil and China and additional costs incurred as we continue to grow our International operation.

Outlook
In fiscal 2014, we expect overall domestic protein production (chicken, beef, pork and turkey) to decrease approximately 1% from fiscal 2013 levels, mainly due to further reductions in forecasted hog supplies. Grain supplies are expected to increase in fiscal 2014, which should result in lower input costs. The following is a summary of the fiscal 2014 outlook for each of our segments, as well as an outlook on sales, capital expenditures, net interest expense, debt and liquidity and share repurchases:

•
Chicken – We expect domestic chicken production to increase around 2-3% in fiscal 2014 compared to fiscal 2013. Based on current futures prices, we expect lower feed costs in fiscal 2014 compared to fiscal 2013 of approximately $500 million. Many of our sales contracts are formula based or shorter-term in nature, but there may be a lag time for price changes to take effect. Due to the relative value of chicken compared to other proteins, we believe demand will remain strong in fiscal 2014. We believe our Chicken segment should be above its normalized range of 5.0%-7.0% for fiscal 2014.

•
Beef – We expect to see a reduction of industry fed cattle supplies of 3-4% in fiscal 2014 as compared to fiscal 2013. Although we generally expect adequate supplies in regions we operate our plants, there may be periods of imbalance of fed cattle supply and demand. For fiscal 2014, we believe our Beef segment's profitability will be similar to fiscal 2013, which was below its normalized range of 2.5%-4.5%.

•
Pork – We expect industry hog supplies to decrease around 4-5% in fiscal 2014 compared to fiscal 2013, partially offset by increased average live weights. For fiscal 2014, we believe our Pork segment will be in its normalized range of 6.0%-8.0%.

•
Prepared Foods – We expect operational improvements and pricing to offset increased raw material costs. Because many of our sales contracts are formula based or shorter-term in nature, we are typically able to offset rising input costs through increased pricing. As we continue to invest heavily in our growth platforms, we expect our Prepared Foods segment to be below its normalized range of 4.0%-6.0% for fiscal 2014.

•
International – We expect our International chicken production to increase around 15% in fiscal 2014 compared to fiscal 2013. Based on current futures prices, we expect lower feed costs in fiscal 2014 compared to fiscal 2013 of approximately $40 million. Unless market conditions improve, we will incur losses for the remainder of the year; however the losses in the third and fourth quarters of fiscal 2014 should be lower than the losses sustained in the first two quarters of fiscal 2014.

•
Sales – We expect fiscal 2014 sales to approximate $37 billion as we continue to execute our strategy of accelerating growth in domestic value-added chicken sales, prepared food sales and international chicken production, as well as price increases associated with rising cattle and hog costs.

•	Capital Expenditures – We expect fiscal 2014 capital expenditures to be approximately $650 to $700 million.

•	Net Interest Expense – We expect net interest expense will approximate $95 million for fiscal 2014.

•	Debt and Liquidity – We expect total liquidity, which was $1.4 billion at March 29, 2014, to be above our goal to maintain liquidity in excess of $1.2 billion.

•
Share Repurchases – We expect to continue repurchasing shares under our share repurchase program. As of March 29, 2014, 32.1 million shares remained authorized for repurchases under this program. The timing and extent to which we repurchase shares will depend upon, among other things, our working capital needs, market conditions, liquidity targets, our debt obligations and regulatory requirements.

TYSON FOODS, INC.
CONSOLIDATED CONDENSED STATEMENTS OF INCOME
(In millions, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	March 29, 2014	March 30, 2013	March 29, 2014	March 30, 2013
Sales	$9,032	$8,383	$17,793	$16,749
Cost of Sales	8,381	7,915	16,457	15,742
Gross Profit	651	468	1,336	1,007

Selling, General and Administrative	290	232	563	467
Operating Income	361	236	773	540
Other (Income) Expense:
Interest income	(3)	(2)	(5)	(3)
Interest expense	25	36	53	73
Other, net	(2)	(19)	1	(19)
Total Other (Income) Expense	20	15	49	51
Income from Continuing Operations before Income Taxes	341	221	724	489
Income Tax Expense	131	53	262	149
Income from Continuing Operations	210	168	462	340
Loss from Discontinued Operation, Net of Tax	—	(62)	—	(66)
Net Income	210	106	462	274
Less: Net Income (Loss) Attributable to Noncontrolling Interests	(3)	11	(5)	6
Net Income Attributable to Tyson	$213	$95	$467	$268
Amounts attributable to Tyson:
Net Income from Continuing Operations	213	157	467	334
Net Loss from Discontinued Operation	—	(62)	—	(66)
Net Income Attributable to Tyson	$213	$95	$467	$268
Weighted Average Shares Outstanding:
Class A Basic	273	283	272	284
Class B Basic	70	70	70	70
Diluted	356	366	355	364
Net Income Per Share from Continuing Operations Attributable to Tyson:
Class A Basic	$0.64	$0.45	$1.40	$0.96
Class B Basic	$0.58	$0.40	$1.26	$0.86
Diluted	$0.60	$0.43	$1.32	$0.92
Net Loss Per Share from Discontinued Operation Attributable to Tyson:
Class A Basic	$—	$(0.18)	$—	$(0.19)
Class B Basic	$—	$(0.15)	$—	$(0.16)
Diluted	$—	$(0.17)	$—	$(0.18)
Net Income Per Share Attributable to Tyson:
Class A Basic	$0.64	$0.27	$1.40	$0.77
Class B Basic	$0.58	$0.25	$1.26	$0.70
Diluted	$0.60	$0.26	$1.32	$0.74
Dividends Declared Per Share:
Class A	$0.075	$0.050	$0.175	$0.210
Class B	$0.068	$0.045	$0.158	$0.189

Sales Growth	7.7%		6.2%
Margins: (Percent of Sales)
Gross Profit	7.2%	5.6%	7.5%	6.0%
Operating Income	4.0%	2.8%	4.3%	3.2%
Income from Continuing Operations	2.3%	2.0%	2.6%	2.0%
Effective Tax Rate for Continuing Operations	38.3%	23.9%	36.2%	30.4%

TYSON FOODS, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
(In millions)
(Unaudited)

	March 29, 2014	September 28, 2013
Assets
Current Assets:
Cash and cash equivalents	$438	$1,145
Accounts receivable, net	1,548	1,497
Inventories	2,968	2,817
Other current assets	230	145
Total Current Assets	5,184	5,604
Net Property, Plant and Equipment	4,105	4,053
Goodwill	1,925	1,902
Intangible Assets	156	138
Other Assets	516	480
Total Assets	$11,886	$12,177

Liabilities and Shareholders’ Equity
Current Liabilities:
Current debt	$52	$513
Accounts payable	1,429	1,359
Other current liabilities	1,024	1,138
Total Current Liabilities	2,505	3,010
Long-Term Debt	1,888	1,895
Deferred Income Taxes	444	479
Other Liabilities	585	560

Total Tyson Shareholders’ Equity	6,436	6,201
Noncontrolling Interests	28	32
Total Shareholders’ Equity	6,464	6,233

Total Liabilities and Shareholders’ Equity	$11,886	$12,177

TYSON FOODS, INC.
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Six Months Ended
	March 29, 2014	March 30, 2013
Cash Flows From Operating Activities:
Net income	$462	$274
Depreciation and amortization	254	259
Deferred income taxes	(24)	(24)
Convertible debt discount	(92)	—
Other, net	32	57
Net changes in working capital	(367)	(336)
Cash Provided by Operating Activities	265	230

Cash Flows From Investing Activities:
Additions to property, plant and equipment	(293)	(290)
Purchases of marketable securities	(21)	(79)
Proceeds from sale of marketable securities	18	16
Acquisitions, net of cash acquired	(56)	(10)
Other, net	8	30
Cash Used for Investing Activities	(344)	(333)

Cash Flows From Financing Activities:
Payments on debt	(390)	(55)
Net proceeds from borrowings	14	37
Purchases of Tyson Class A common stock	(275)	(188)
Dividends	(50)	(70)
Stock options exercised	49	69
Other, net	19	2
Cash Used for Financing Activities	(633)	(205)

Effect of Exchange Rate Changes on Cash	5	(1)

Decrease in Cash and Cash Equivalents	(707)	(309)
Cash and Cash Equivalents at Beginning of Year	1,145	1,071
Cash and Cash Equivalents at End of Period	$438	$762

TYSON FOODS, INC.
EBITDA Reconciliations
(In millions)
(Unaudited)

	Six Months Ended		Fiscal Year Ended	Twelve Months Ended
	March 29, 2014	March 30, 2013	September 28, 2013	March 29, 2014

Net income	$462	$274	$778	$966
Less: Interest income	(5)	(3)	(7)	(9)
Add: Interest expense	53	73	145	125
Add: Income tax expense (a)	262	149	409	522
Add: Depreciation	241	237	474	478
Add: Amortization (b)	9	8	17	18
EBITDA	$1,022	$738	$1,816	$2,100

Total gross debt			$2,408	$1,940
Less: Cash and cash equivalents			(1,145)	(438)
Less: Short-term investments			(1)	(2)
Total net debt			$1,262	$1,500

Ratio Calculations:
Gross debt/EBITDA			1.3x	0.9x
Net debt/EBITDA			0.7x	0.7x

(a)	Includes income tax expense of discontinued operation.

(b)
Excludes the amortization of debt discount expense of $4 million and $14 million for the 6 months ended March 29, 2014, and March 30, 2013, respectively, and $28 million for the fiscal year ended September 28, 2013, as it is included in Interest expense.

EBITDA represents net income, net of interest, income tax and depreciation and amortization. EBITDA is presented as a supplemental financial measurement in the evaluation of our business. We believe the presentation of this financial measure helps investors to assess our operating performance from period to period and enhances understanding of our financial performance and highlights operational trends. This measure is widely used by investors and rating agencies in the valuation, comparison, rating and investment recommendations of companies. However, the measurement of EBITDA may not be comparable to those of other companies in our industry, which limits its usefulness as a comparative measure. EBITDA is not a measure required by or calculated in accordance with GAAP and should not be considered as a substitute for net income or any other measure of financial performance reported in accordance with GAAP or as a measure of operating cash flow or liquidity. EBITDA is a useful tool for assessing, but is not a reliable indicator of, our ability to generate cash to service our debt obligations because certain of the items added to net income to determine EBITDA involve outlays of cash. As a result, actual cash available to service our debt obligations will be different from EBITDA. Investors should rely primarily on our GAAP results, and use non-GAAP financial measures only supplementally, in making investment decisions.

TYSON FOODS, INC.
EPS Reconciliations
(Unaudited)

	Three Months Ended		Six Months Ended
	March 29, 2014	March 30, 2013	March 29, 2014	March 30, 2013

Reported net income from continuing operations per share attributable to Tyson	$0.60	$0.43	$1.32	$0.92

Less: $19 million recognized currency translation adjustment gain	—	(0.05)	—	(0.05)

Adjusted net income from continuing operations per share attributable to Tyson	$0.60	$0.38	$1.32	$0.87

	Three Months Ended		Six Months Ended
	March 29, 2014	March 30, 2013	March 29, 2014	March 30, 2013

Reported net income per share attributable to Tyson	$0.60	$0.26	$1.32	$0.74

Less: $19 million recognized currency translation adjustment gain	—	(0.05)	—	(0.05)

Add: $56 million impairment of non-core assets in China	—	0.15	—	0.15

Adjusted net income per share attributable to Tyson	$0.60	$0.36	$1.32	$0.84

Adjusted net income per share attributable to Tyson (adjusted EPS) and adjusted net income from continuing operations per share attributable to Tyson (adjusted continuing EPS) are presented as supplementary financial measurements in the evaluation of our business. We believe the presentation of adjusted EPS and adjusted continuing EPS helps investors to assess our financial performance from period to period and enhances understanding of our financial performance. However, adjusted EPS and adjusted continuing EPS may not be comparable to those of other companies in our industry, which limits the usefulness as comparative measures. Adjusted EPS and adjusted continuing EPS are not measures required by or calculated in accordance with GAAP and should not be considered as substitutes for any measure of financial performance reported in accordance with GAAP. Investors should rely primarily on our GAAP results, and use non-GAAP financial measures only supplementally, in making investment decisions.

TYSON FOODS, INC.
Historical Segment Information
(Unaudited)

									in millions
				2013		2012		2011
	Sales			Operating Income (Loss)	Operating Margin	Operating Income (Loss)	Operating Margin	Operating Income (Loss)	Operating Margin
	2013	2012	2011
Chicken	$10,988	$10,270	$9,810	$683	6.2%	$554	5.4%	$189	1.9%
Beef	14,400	13,755	13,549	296	2.1%	218	1.6%	468	3.5%
Pork	5,408	5,510	5,460	332	6.1%	417	7.6%	560	10.3%
Prepared Foods	3,322	3,237	3,215	101	3.0%	181	5.6%	117	3.6%
International	1,324	1,104	978	(37)	(2.8)%	(70)	(6.3)%	(21)	(2.1)%
Other	46	167	127	—	n/a	(14)	n/a	(24)	n/a
Intersegment Sales	(1,114)	(988)	(1,107)	n/a	n/a	n/a	n/a	n/a	n/a
Total	$34,374	$33,055	$32,032	$1,375	4.0%	$1,286	3.9%	$1,289	4.0%
During the second quarter of fiscal 2014, we began reporting our International operation as a separate segment, which was previously included in our Chicken segment. Our International segment became a separate reportable segment as a result of changes to our internal financial reporting to align with previously announced executive leadership changes. Beef, Pork, Prepared Foods and Other results were not impacted by this change. All periods presented have been reclassified to reflect this change.

Tyson Foods, Inc., with headquarters in Springdale, Arkansas, is one of the world's largest processors and marketers of chicken, beef and pork, the second-largest food production company in the Fortune 500 and a member of the S&P 500. The Company was founded in 1935 by John W. Tyson, whose family has continued to be involved with son Don Tyson leading the company for many years and grandson John H. Tyson serving as the current Chairman of the Board of Directors. Tyson Foods produces a wide variety of protein-based and prepared food products and is the recognized market leader in the retail and foodservice markets it serves. The Company provides products and services to customers throughout the United States and approximately 130 countries. It has approximately 115,000 Team Members employed at more than 400 facilities and offices in the United States and around the world. Through its Core Values, Code of Conduct and Team Member Bill of Rights, Tyson Foods strives to operate with integrity and trust and is committed to creating value for its shareholders, customers and Team Members. The Company also strives to be faith-friendly, provide a safe work environment and serve as stewards of the animals, land and environment entrusted to it.

A conference call to discuss the Company's financial results will be held at 9 a.m. Eastern Monday, May 5, 2014. To listen live via telephone, call 888-455-8283. International callers dial 1-210-839-8865. The pass code "Tyson Foods" will be required to join the call. If you are unable to listen to the live webcast, it will be archived for one year at http://ir.tyson.com. A telephone replay will be available through May 30, 2014, at 800-879-6115. International callers may access the replay at 402-220-4742. The live webcast, as well as the replay, will be available on the Internet at http://ir.tyson.com. Financial information, such as this news release, as well as other supplemental data, can be accessed from the Company's web site at http://ir.tyson.com.

Forward-Looking Statements

Certain information contained in the press release may constitute forward-looking statements, such as statements relating to expected performance, and including, but not limited to, statements appearing in the “Outlook” section. These forward-looking statements are subject to a number of factors and uncertainties which could cause our actual results and experiences to differ materially from the anticipated results and expectations expressed in such forward-looking statements. We wish to caution readers not to place undue reliance on any forward-looking statements, which speak only as of the date made. Among the factors that may cause actual results and experiences to differ from anticipated results and expectations expressed in such forward-looking statements are the following: (i) the effect of, or changes in, general economic conditions; (ii) fluctuations in the cost and availability of inputs and raw materials, such as live cattle, live swine, feed grains (including corn and soybean meal) and energy; (iii) market conditions for finished products, including competition from other global and domestic food processors, supply and pricing of competing products and alternative proteins and demand for alternative proteins; (iv) successful rationalization of existing facilities and operating efficiencies of the facilities; (v) risks associated with our commodity purchasing activities; (vi) access to foreign markets together with foreign economic conditions, including currency fluctuations, import/export restrictions and foreign politics; (vii) outbreak of a livestock disease (such as avian influenza (AI) or bovine spongiform encephalopathy (BSE)), which could have an adverse effect on livestock we own, the availability of livestock we purchase, consumer perception of certain protein products or our ability to access certain domestic and foreign markets; (viii) changes in availability and relative costs of labor and contract growers and our ability to maintain good relationships with employees, labor unions, contract growers and independent producers providing us livestock; (ix) issues related to food safety, including costs resulting from product recalls, regulatory compliance and any related claims or litigation; (x) changes in consumer preference and diets and our ability to identify and react to consumer trends; (xi) significant marketing plan changes by large customers or loss of one or more large customers; (xii) adverse results from litigation; (xiii) risks associated with leverage, including cost increases due to rising interest rates or changes in debt ratings or outlook; (xiv) compliance with and changes to regulations and laws (both domestic and foreign), including changes in accounting standards, tax laws, environmental laws, agricultural laws and occupational, health and safety laws; (xv) our ability to make effective acquisitions or joint ventures and successfully integrate newly acquired businesses into existing operations; (xvi) effectiveness of advertising and marketing programs; and (xvii) those factors listed under Item 1A. “Risk Factors” included in our September 28, 2013 , Annual Report filed on Form 10-K.